Marsh 1166 Avenue of the Americas New York, NY 10036 www.marsh.com

Exhibit 99.1
NEWS RELEASE

Contact: Ed Dandridge +1 212 345 9751 ed.dandridge@marsh.com
Marsh Appoints John Q. Doyle President

Highly Regarded Insurance Executive With Significant Global Management Experience Joins Leadership Team

NEW YORK -- March 7, 2016 - Marsh, a leading insurance broker and risk advisor, and a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (NYSE:MMC), announced today that it has appointed John Q. Doyle as President, effective April 15, 2016. Mr. Doyle will report to Peter Zaffino, CEO of Marsh, and Chairman of Risk and Insurance Services, and will be based in Marsh’s New York office.
In his new leadership role at Marsh, Mr. Doyle will oversee Marsh’s global brokerage businesses. He will join Marsh’s Executive Committee as well as the Executive Committee of Marsh & McLennan Companies.
A highly regarded insurance industry leader for more than two decades with significant global management and operational experience, Mr. Doyle most recently was Chief Executive Officer for AIG’s commercial insurance businesses worldwide. He was responsible for AIG’s property, casualty, financial lines, specialty lines, institutional markets and mortgage guaranty products and services. Previously, Mr. Doyle served as President and Chief Executive Officer of Chartis U.S.
“I look forward to working closely with John to deliver superior value to our clients and to further distinguish Marsh as the industry leader,” said Peter Zaffino, CEO of Marsh, and Chairman of Risk and Insurance Services. “In today’s evolving and dynamic marketplace, John’s appointment is evidence of our continued commitment to having the most talented people and broadest capabilities to position Marsh’s business for the future.”

"John is a highly accomplished and talented executive who will be an outstanding addition to the executive leadership team of Marsh," said Dan Glaser, President & Chief Executive Officer of Marsh & McLennan Companies. "I want to welcome John to MMC’s executive leadership team.”
Mr. Doyle is a member of the Board of the New York Police and Fire Widows’ & Children’s Benefit Fund and is a Trustee of the Inner-City Scholarship Fund.

###

About Marsh
Marsh is a global leader in insurance broking and risk management. Marsh helps clients succeed by defining, designing, and delivering innovative industry-specific solutions that help them effectively manage risk. Marsh’s approximately 30,000 colleagues work together to serve clients in more than 130 countries. Marsh is a wholly owned subsidiary of Marsh & McLennan Companies (NYSE: MMC), a global professional services firm offering clients advice and solutions in the areas of risk, strategy, and people. With annual revenue of US$13 billion and approximately 60,000 colleagues worldwide, Marsh & McLennan Companies is also the parent company of Guy Carpenter, a leader in providing risk and reinsurance intermediary services; Mercer, a leader in talent, health, retirement, and investment consulting; and Oliver Wyman, a leader in management consulting. Follow Marsh on Twitter, @MarshGlobal; LinkedIn; Facebook; and YouTube.